SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 8, 2005
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices)(Zip Code)

(503) 546-2491
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)	(1)	Effective March 8, 2005, Umpqua Holdings Corporation appointed
Ronald L. Farnsworth, Jr. as Umpqua's principal accounting officer.
Neal McLaughlin, most recently Chief Financial Officer of Albina
Community Bancorp, has joined Umpqua as Senior Vice President /
Controller. Both he and Mr. Farnsworth report to Daniel A. Sullivan who continues to serve as Umpqua's Chief Financial Officer.

(2)	Mr. Farnsworth, age 34, currently serves as Senior Vice President -
Finance of Umpqua, a position he has held since September 2004.
From January 2002 to September 2004, Mr. Farnsworth served as Vice
President - Finance of Umpqua. Mr. Farnsworth served as Chief
Financial Officer of Independent Financial Network, Inc. ("IFN") and its
subsidiary Security Bank from July 1998 to the time of IFN's acquisition by Umpqua in December 2001.

(3)	Mr. Farnsworth's employment agreement expires February 14, 2010, but does not have a specific term of employment. If Umpqua
terminates his employment without cause or if Mr. Farnsworth leaves for good reason he is entitled to a severance benefit equal to the greater of (i) six months of his base salary or (ii) two weeks for every year of employment paid over six months. Should Mr. Farnsworth's employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to one times base salary and one times the bonus he received the prior year, payable over 12 months. In addition, if he remains employed for twelve months following a change in control, he will receive a bonus equal to six months base salary and 50% of the bonus paid the prior year, payable over six months. During his employment and for the period of time in which he is entitled to payment of a severance benefit, Mr. Farnsworth is restricted from engaging in competitive activities with a financial services company with an office or doing business within 50 miles of any office or branch of Umpqua or its subsidiaries.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Dated: March 8, 2005	By: /s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary